Exhibit 10.9

[SunPower Letterhead]

January 14, 2005

P.M. Pai

N-125, Panchsheel Park,

New Delhi. 110017

India,

Re: Employment with SunPower Corporation

Dear P.M.:

SunPower Corporation is embarking on a once in a lifetime, winner take all expansion in the solar power industry. We have the unique opportunity to grow a great business, and, at the same time, to help solve one of mankind’s biggest challenges—environmentally friendly energy sources.

We are pleased to offer you the position of Chief Operating Officer. This position reports to Tom Werner, CEO. Your specific responsibilities shall include, but not limited to those that are outlined in the job description.

Should you accept our offer, SunPower will compensate you 9,659,100INR annually ($220,000 US equivalent) for your services in accordance with its normal payroll practices. You will also receive options to purchase 850,000 shares of SunPower stock as part of SunPower’s Stock Option Plan, subject to the approval of the SunPower Board of Directors.

You will be a participant in the SunPower 2005 Key Employee Bonus Program (KEBP) at a target incentive of 50% of base salary. Your actual incentive will be based on both company and individual performance. The KEBP plan description is attached for your reference.

SunPower would also offer a foreign assignment to you to work at the SunPower Philippine’s plant (SPML) for a period of up to one year. During this time, the company will provide moving and living accommodations, in addition to other incidental expenses you may incur associated with your assignment. After this assignment you would likely work from California.

For the first two months of your employment, you will be enrolled in the Cypress India payroll and benefits plans while SunPower Human Resources research the best option for your foreign assignment at SPML. The options would be for you to either remain on the India payroll and benefits, or transfer to The Philippines payroll and benefits. We will be working closely with both sites and government agencies to determine the best option.

As an employee of SunPower, you will be eligible for group insurance benefits in accordance with the terms and limitations applicable to such coverage. SunPower also provides Personal Time off (PTO) to its employees.

PM Pai	January 14, 2005

To attain a leadership position in the photovoltaic industry, SunPower embraces new challenges and opportunities from time to time as the company develops and grows. The Company expects the same commitment and resultant flexibility from its employees. Although the Company does not have any immediate plans to modify your defined job responsibilities or alter your specific job assignment, the Company retains the right to make such modifications in the future to satisfy ongoing developing business needs. Nothing in this letter limits the Company’s ability to modify your job duties or change your assignment.

As an employee of SunPower, you may work with and/or develop information, which is considered confidential by the Company. As a result, SunPower requires employees to agree not to use or disclose any such confidential information for the benefit of anyone other than SunPower. Should you accept our offer of employment, SunPower will require you to sign an agreement describing your obligations with respect to confidentiality in greater detail.

This offer is contingent upon your ability to present documents establishing your right to work in the Philippines.

On your official start date, you will be entitled to participate in our benefits programs. We will provide you with full information regarding the applicable health insurance offered as well as other pertinent information regarding the benefit package that is offered at SunPower.

We are excited about the prospect of working with you and hope that you will decide to join us. In order to memorialize your acceptance of our offer, please sign and date one copy of this offer letter along with your expected start date. You are also welcome to fax these documents to me at 408-470-4298. If you have any questions about our offer or employment at SunPower, I encourage you to call me at your convenience at 408-470-4255.

Sincerely,

/s/ Tom Werner
Tom Werner
Chief Executive Officer

I accept the offer of employment set forth above:

14/1/2005	/s/ P.M. Pai	5/3/2005
Date	Signature	Start Date